Exhibit 99.2

For more information:

Noel Ryan, 317-328-5660

noel.ryan@calumetspecialty.com

FOR IMMEDIATE RELEASE

Calumet Specialty Products Partners, L.P. Announces

Pricing of $900 Million Upsized Private Placement of 6.5% Senior Notes due 2021

Indianapolis, IN (March 26, 2014) – Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (“Calumet”) and its wholly owned subsidiary Calumet Finance Corp. announced today the pricing of their private placement to eligible purchasers under Rule 144A and Regulation S of the Securities Act of 1933, as amended (the “Securities Act”), of $900 million in aggregate principal amount of 6.5% senior unsecured notes due 2021 (the “2021 Notes”). The 2021 Notes will mature on April 15, 2021 and will be issued at par. This private placement is expected to close on March 31, 2014, subject to customary closing conditions. The offering was upsized to $900 million in aggregate principal amount of 2021 Notes from the original offering size of $850 million in aggregate principal amount of 2021 Notes.

Calumet intends to use the net proceeds from the private placement to fund the approximately $235 million purchase price of its previously announced pending acquisition of ADF Holdings, Inc., the parent company of Anchor Drilling Fluids USA, Inc., and related expenses (the “Anchor Acquisition”) and the redemption of all $500 million aggregate principal amount of its outstanding 9 3/8% senior unsecured notes due 2019 (the “2019 Notes”). Any remaining funds will be used for general partnership purposes, including planned capital expenditures at its facilities. If the Anchor Acquisition does not close by June 30, 2014, or the acquisition agreement is terminated before then, Calumet will be required to offer to purchase up to $235 million principal amount of the 2021 Notes at 100% of the initial offering price plus accrued interest. The Anchor Acquisition is expected to close on or about March 31, 2014, subject to customary closing conditions.

Concurrently with the closing of the private placement, Calumet intends to issue notice to redeem in full all outstanding 2019 Notes on April 30, 2014. The redemption price will be a “make-whole” redemption price calculated in accordance with the indentures governing the 2019 Notes, based on specified treasury rates that will be determined prior to the redemption date. Based on current treasury rates, Calumet estimates that the total redemption price for all outstanding 2019 Notes will be approximately $567.2 million, excluding accrued and unpaid interest, and will result in a charge to income of approximately $86.6 million, including a non-cash write off of previously incurred transaction expenses.

The securities to be sold have not been registered under the Securities Act, or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Calumet plans to offer and sell the 2021 Notes only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S under the Securities Act.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such states.

This press release includes statements regarding this private placement, the use of proceeds therefrom, the Anchor Acquisition and the redemption of the 2019 Notes that may constitute forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Known material risks, uncertainties and other factors that can affect future results are discussed in Calumet’s Annual Report on Form 10-K and other reports filed by Calumet from time to time with the Securities and Exchange Commission. Calumet undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.